Exhibit 5.

CLAUDIA J. MCDOWELL ATTORNEY AT LAW
27430 Riverside Lane
Valencia CA 91354
Telephone (661) 287-3772
Facsimile (818) 475-1819

April 24, 2008

Board of Directors
Crown Equity Holdings Inc.
9680 West Tropicana Suite #117
Las Vegas NV 89147

Re: Consultant & Employee Stock Compensation Plan for 2007

Gentlemen:

We have acted as counsel to Crown Equity Holdings, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company's Registration Statement on Form S-8 relating to 10,000,000 shares of the Company's common stock, par value $.001 (the "Shares").

In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based upon that review, it is our opinion that the Shares, when issued in conformance with the terms and conditions of the Plan, will be legally issued, fully paid, and non-assessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue-sky laws of the various states as to the issuance and sale of the Shares.

We consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to our firm under the heading “Interests of Named Experts and Counsel” in the registration statement.

/s/ CLAUDIA J. MCDOWELL ATTORNEY AT LAW